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Exhibit 10.2

May 22, 2002

Mr. David Schlotterbeck
Laguna Nigel, CA 92677

Dear Dave,

On behalf of the Board of Directors of ALARIS Medical, Inc., I am pleased to confirm the revised terms of your Letter Agreement with the Company, dated April 13, 1999; as amended by Addendum dated October 29, 1999. Except as detailed below, all other terms in those documents continue in effect.

1.
Your base salary was increased, effective April 1, 2002, to $500,006 per year, payable bi-weekly.

2.
Your target annual bonus incentive under the Company's performance-based incentive bonus plan will be equal to 100% of your base salary with a maximum potential of 200%, as previously approved by Board resolution on February 23, 2001 for fiscal year 2001 and until changed by the Board.

3.
You were granted additional stock options, as follows:

a.
On January 9, 2002, a total of 135,530 shares at $3.40, vesting on grant, with a call feature; and

b.
On February 26, 2002, a total of 250,000 shares at $2.625, vesting in equal annual installments over four years.

4.
From time to time, the Compensation Committee may recommend and the Board may approve increases to your base salary, changes in your bonus incentive program or additional grants of stock options to you, as will be reflected in Board minutes, which will be effective without the need to amend the Company's letter agreements with you. Separate stock option agreements will be prepared, in each case, detailing the specific terms of those grants.

5.
Your eligibility for relocation support is extended from 3 years to 5 1/2 years, until October 18, 2004.

6.
If you terminate your employment with the Company for any reason after November 1, 2002, the Company will pay you one year of your then existing base salary as separation pay.

Dave, your efforts to turn-around and refocus the Company are greatly appreciated by me and by the Board on behalf of the Company's shareholders. We look forward to working with you in the months and years ahead as you position ALARIS as the leader in medication safety at the bedside.

Yours sincerely,

/s/ NORM DEAN Norm Dean, Chairman of the Board
AGREED AND ACCEPTED:
/s/ DAVID SCHLOTTERBECK David Schlotterbeck

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  Exhibit 10.2